CERTIFICATE OF AMENDMENT
                                     TO THE
                              CERTIFICATE OF TRUST
                                       OF
                                 UMB SCOUT FUNDS


The undersigned certifies that:

1. The name of the statutory trust is UMB Scout Funds (the "Statutory Trust").

2. The amendment to the Certificate of Trust of the Statutory Trust set forth below (the "Amendment") has been duly authorized by the Board of Trustees of the Statutory Trust.

                  The first Article of the Certificate of Trust is hereby amended to read as follows:

                  "1. NAME. The name of the statutory trust is Scout Funds."

3. Pursuant to Section 3810(b) of the Delaware Statutory Trust Act, Del. Code Ann. Title 12, Sec. 3801-3819 (the "Act"), this Certificate of Amendment to the Certificate of Trust of the Statutory Trust shall become effective upon filing with the Office of the Secretary of State of the State of Delaware.

4. The Amendment is made pursuant to the authority granted to the Trustees of the Statutory Trust under Section 3810(b) of the Act and pursuant to the authority set forth in the governing instrument of the Statutory Trust.


                  IN WITNESS WHEREOF, the undersigned, being the authorized officer of the Statutory Trust, has duly executed this Certificate of Amendment as of the 1st day of July, 2009.




                                 By:     /S/ JAMES L. MOFFETT
                                         ----------------------
                                 Name and Title:
                                 James L. Moffett, Principal Executive Officer